                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                  ASGI, INC.,

                                  NAUTA, INC.,

                                  AXCESS INC.

                                      AND

      STEPHEN L. BRIGGS, WAYNE E. STEEVES AND CHARLES WILLIAM MARTIN, JR.



                               SEPTEMBER 9, 1998

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made this 9th day of September, 1998, by and among AXCESS Inc., a Delaware corporation (the "Purchaser"), ASGI, Inc. and Nauta, Inc., each a Delaware corporation (collectively, the "Sellers") and Stephen L. Briggs, an individual and resident of the State of Virginia, Wayne E. Steeves, an individual and resident of the State of Virginia and Charles William Martin, Jr., an individual and resident of the State of Georgia (collectively, the "Shareholders").

         The following recitals are true and constitute the basis for this Agreement.

         A. The Sellers have developed and acquired certain technical information, know how, data, product designs, materials, formulas and like business information of a confidential and proprietary nature, as well as intellectual property rights including patent applications, patents, copyrights and/or trade secret rights relating to certain radio frequency identification RF-ID hardware (the "Hardware") and security access control software in source code form (the "Software") for the design, construction and marketing of RF-ID products; (the Hardware, Software and all other intellectual property rights referred to herein are hereinafter collectively referred to as the "RF-ID Technology");

         B. The Sellers are engaged in the business of designing and selling RF-ID products worldwide (the "RF-ID Technology Business");

         C. The Sellers and the Purchaser recently entered into that certain License Agreement and Escrow Agreement dated August 11, 1998, pursuant to which the Purchaser acquired certain licenses to practice the RF-ID Technology; and

         D. Subject to the terms and conditions of this Agreement, the Sellers desire to sell and the Purchaser desires to purchase, the RF-ID Technology Business from the Sellers.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                          PURCHASE AND SALE OF ASSETS

         1.1 THE CLOSING. Subject to the terms of this Agreement, the closing pursuant to this Agreement (the "Closing") shall take place on the date hereof by mail, facsimile transmission or other means of document delivery, or at such other time or place as the parties shall agree.





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


         1.2 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, transfer, convey, deliver and assign to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Sellers, on and as of the Closing, for the consideration hereinafter provided, all of the Sellers' rights, property and assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise of the Sellers which are in the possession of Sellers and used by it in the RF-ID Technology Business, wherever located and whether or not reflected in its books and records, other than the Excluded Assets (as hereinafter defined). The rights, property and assets to be transferred to the Purchaser as set forth in the preceding sentence (the "RF-ID Technology Assets") shall include, without limitation, the following to the extent owned by the Sellers and used in the RF-ID Technology Business on the date hereof:

                 (a) Personal Property. All equipment, computer hardware, fixtures, furnishings and other personal property, including, without limitation, personal property listed on Schedule 1.2(a) hereto for use in connection with the operation of the RF-ID Technology Business;

                 (b) Intellectual Property. To the extent they exist as of the date of this Agreement, written copies of the formulas, processes, diagrams, flow charts, schematics and source code which detail in a step-by-step manner the precise instructions to enable the Purchaser to duplicate the RF-ID Technology for use in connection with the design, production and installation of RF-ID products on a commercial basis, including all enhancements and/or modifications, as well as the hardware and all necessary proprietary information related to the RF-ID Technology and potential intellectual property, all as more particularly described on Schedule 1.2(b) attached hereto. All domestic and foreign patents and registrations, licenses, trademarks, trade names, service marks, copyrights (and applications and registrations for any of the foregoing). All inventions, invention disclosures, domestic and foreign patents and registrations, licenses, trademarks, trade names, service marks, copyrights (and applications and registrations for any of the foregoing), confidential information and other similar intangible assets, owned and used by the Sellers in connection with the RF-ID Technology Business and the goodwill associated with all of the foregoing, as well as the right to register, perfect and enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties;

                 (c) Contracts. (i) The customer contracts to provide RF-ID products entered into in the ordinary course of business and set forth on Schedule 1.2(c) hereto, (ii) customer orders for RF-ID products entered into in the ordinary course of business and (iii) all other contracts listed on Schedule 1.2(c) which relate to or effect the RF-ID Technology and which Purchaser will be assuming at the Closing (collectively, the "Assumed Contracts");

                 (d) Documents. Copies of records, computer software and documents, books, supplier and customer lists in possession of the Sellers (including, without limitation, the logic involved in the programs, algorithms used, file layouts, record contents, coding schemes, sample reports) relating to the RF-ID Technology Business and/or the RF-ID Technology Assets;

                 (e) Accounts Receivable. All trade and other accounts receivable owned by the Sellers as of the date hereof relating to the RF-ID Technology Business, except for the account receivable





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

         due from Access Control Technologies, Inc. (hereinafter collectively referred to as the "Receivables");

                 (f) Inventory. All inventories of any kind in the possession of Sellers and used in the operation of the RF-ID Technology Business as of the date hereof;

                 (g) Licenses and Permits. All of Sellers' rights in all governmental licenses, permits and authorizations (and applications for any of the foregoing) necessary for the operation of the RF-ID Technology Business, if any, but only to the extent transferable; and

                 (h) Cash and Cash Equivalents. All of Sellers' cash and cash equivalents related to the RF-ID Technology Business as of the date hereof.

         1.3 ASSETS EXCLUDED FROM SALE. Notwithstanding any other provision of this Agreement to the contrary, the following property and assets of the Sellers are excluded from the sale to the Purchaser (collectively, the "Excluded Assets"):

                 (a) Insurance Policies. All casualty, liability or other insurance policies owned or obtained on behalf of Sellers and all claims or rights under any such insurance policies;

                 (b) Tax Refunds. Any federal, state or local income tax refunds or claims related to the operation of Sellers prior to Closing;

                 (c) Corporate Records. Articles of Incorporation, Bylaws and original corporate minute book of Sellers (it being agreed that copies of those minutes relating to the RF-ID Technology Business shall be supplied to the Purchaser upon request of the Purchaser).

                 (d) Notes Receivable. All amounts reflected on the Sellers' books and records as of the date hereof for the items "Note Receivable - Affiliate" or "Due from Shareholders."

                 (e) Accounts Receivable. The account receivable referred to in Article 1.2(e) of this Agreement due from Access Control Technologies, Inc.

                 (f) Other Assets. Any assets of the Sellers not used, directly or indirectly, in the conduct of the RF-ID Technology Business.

         1.4 PURCHASE PRICE. The Purchaser shall pay to the Sellers for the RF-ID Technology Assets, 400,000 shares of the Purchaser's common stock (the "AXSI Shares") at the Closing and up to an aggregate of $7,100,000 (the "Purchase Price"), payable as follows:





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                 (a)      $415,000(1) shall be payable by the Purchaser to the
         Sellers at the Closing by wire transfer of immediately available funds to an account designated by the Sellers;

                 (b) By the delivery of six (6) Promissory Notes in the form and in the denominations set forth on Exhibits "A-1" through "A-6" attached to this Agreement to be executed by the Purchaser payable to the Sellers in the aggregate stated principal amount of $685,000 (the "Promissory Notes"), which shall be due and payable in equal monthly installments during the twelve (12) months following the Closing and shall bear interest at the prime rate of interest; and

                 (c) Up to but not in excess of $6,000,000 by the payment of five (5) contingent payments (the "Annual Contingent Payments") to be made by the Purchaser to the Sellers based on the Net Operating
         Profit of the Purchaser (as defined below).   Seventy-Five percent
         (75%) of each Annual Contingent Payment shall be due and payable on or before the 90th day after the end of each of the twelve (12) months ended December 31, 1999, 2000, 2001, 2002 and 2003 (the "Applicable Fiscal Years") and twenty-five percent (25%) of each Annual Contingent Payment (the "Holdback") shall be due and payable on the first anniversary date of each Annual Contingent Payment (if applicable) if the Net Operating Profit during that Fiscal Year is a positive number and is in excess of the amount of the Holdback. For purposes of this Article, the term "Net Operating Profit" shall mean gross profit (revenue less cost of goods sold and operating expenses, excluding any allocation of general corporate overhead expenses) of the Purchaser's entire operations other than revenue and cost of goods sold from the Purchaser's LMC and Sandia Imaging Systems divisions. The determination of Net Operating Profit each year shall be determined by the Purchaser and shall be in accordance with generally acceptable accounting principles applied on a consistent basis.

 FISCAL YEAR ENDING:            1999              2000               2001               2002               2003
 ------------------             ----              ----               ----               ----               ----
 TARGET NET
 OPERATING PROFIT            $9,000,000        $9,000,000        $12,000,000        $23,000,000        $38,000,000
 (REVENUE LESS COST
 OF GOODS SOLD)

 PAYOUT EACH                 $  750,000        $  750,000        $ 1,500,000        $ 1,500,000        $ 1,500,000
 APPLICABLE FISCAL
 YEAR @ 100% OF
 TARGET

-------------
     (1) $175,000 of the cash portion of the purchase price has already been paid - $25,000 in exchange for a non-exclusive license to the RF-ID technology for use in the entertainment and amusement industry and $150,000 for the licenses granted under the terms of that certain License Agreement dated August 11, 1998.



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         The amount of each Annual Contingent Payment shall be an amount equal to seventy-five percent (75%) of the product of: (i) a fraction, the numerator of which shall be the actual amount of Net Operating Profit and the denominator of which shall be the Target Net Operating Profit for that same fiscal year set forth in the table above, multiplied by
         (ii) the amount of the Payout for the Applicable Fiscal Year as set forth in the table above as well as any Holdback from the prior year. If the Net Operating Profit is greater than the Target Net Operating Profit for any Applicable Fiscal Year, the Annual Contingent Payment shall not exceed the payout for each Applicable Fiscal Year @ 100% of
         Target indicated in the table above.   Example: If the actual amount
         of the Net Operating Profit for 1999 is $400,000 and the Target Net Operating Profit for 1999 is $500,000, the amount of the Annual Contingent Payment for 1999 would be $450,000 = 75%X($400,000/$500,000)X($750,000). If the actual amount of the Net
         Operating Profit during 2000 is $400,000 and the Target Net Operating Profit for 2000 is $600,000, the amount of the Annual Contingent Payment for 2000 would be $525,000 = 75%X($400,000/$600,000)X($750,000) PLUS $150,000, the Holdback from the previous Applicable Fiscal Year. The entire amount of the Annual Contingent Payment for 2003 will be paid on or before the 90th day after the end of the twelve month period ended December 31, 2003.

1.5 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price shall be agreed to by the Purchaser and the Sellers and shall be as set forth on a schedule to be prepared by the Sellers and agreed to by the parties within thirty (30) days from the date hereof. The Purchaser and the Sellers agree to use such allocation in reporting the terms of the transactions contemplated by this Agreement to the United States Internal Revenue Service and any other relevant taxing authority and shall take all reasonable steps to minimize the taxes to be incurred so long as each such step is in the best interest of each party.

1.6 EXCLUDED LIABILITIES. Notwithstanding the Assumed Contracts referred to in Article 1.2(c) above, the Purchaser shall not assume or agree to perform, pay or discharge, and the Sellers will remain unconditionally liable for, all obligations, liabilities and commitments (fixed or contingent) of the Sellers and the RF-ID Technology Business other than the Assumed Contracts including, without limitation, the following, whether now in existence or hereafter arising after the date hereof from actions taken or circumstances existing on or prior to the date hereof: (i) any special severance or termination payment to any of the Sellers' employees who are terminated by the Sellers;
         (ii) any liability or claim with respect to accidents, occurrences, acts or omissions arising prior to the Closing, (iii) all worker's compensation claims and all litigation claims, income tax or other tax liabilities; (iv) all liabilities incurred in connection with the violation or asserted violation of any occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations; (v) all products liability claims and (vi) all other contracts and liabilities of any kind or nature of the Sellers or the RF-ID Technology Business. Notwithstanding the foregoing, the Purchaser shall pay the Sellers' rent at its Dulles, Virginia, facility for three (3) months following the Closing. The Purchaser, however, is not assuming any other obligation of the Sellers under the terms of that lease or any other to which the Sellers are a party.





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                                  ARTICLE II.
                                OTHER AGREEMENTS

2.1      NONCOMPETE, NONSOLICITATION AND CONFIDENTIALITY.  For purposes of this
Article II, the following definitions shall apply:

                 (a) "Purchaser Activities" shall mean all activities of the type currently conducted, offered, or provided by the Purchaser as of the date hereof, including the RF-ID Technology Business to be acquired by the Purchaser under the terms of this Agreement. For purposes of reference, such activities as of the date of this Agreement include designing and selling RF-ID products for use in the security, manufacturing/logistics management and entertainment and amusement industries, each of which is described on Schedule 2.1(a) of this Agreement, as well as the LMC marking business and the printer business of Sandia Imaging Systems.

                 (b) "Confidential Information" shall mean any data or information (whether written or not), of the Purchaser, other than Trade Secrets (as defined below), which is valuable to the Purchaser and not generally known to competitors.

                 (c) "Noncompete Period" and the "Nonsolicitation Period" shall mean three (3) years from the date hereof.

                 (d)      "Territory" as used herein shall mean worldwide.

                 (e) "Trade Secrets" shall mean information related to Purchaser Activities, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, or programs, including, without limitation, computer software and related source codes, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

2.2 CONFIDENTIALITY. The Sellers, the Shareholders and the Purchaser agree that each party shall hold in confidence the terms and conditions of this Agreement and the transactions contemplated hereby as well as all information and documents received by one party from the other party pursuant to this Agreement; provided however, that parties' respective obligations under this
Article 2.2 shall not apply to (i) any information or document required to be disclosed by law, (ii) any information or document already in the public domain or (iii) any information or document that becomes public by means other than the party of whom confidentiality is required by this Article 2.2.

2.3 TRADE SECRETS. The Sellers and the Shareholders shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof, without the prior written consent of the Purchaser, except (i) any information or document required to be disclosed by law or (ii) information that becomes public knowledge through means other than an act of the Sellers or any Shareholder. Nothing in this Agreement shall diminish the rights of the Sellers





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or the Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

2.4      TRADE NAME AND CONFIDENTIAL INFORMATION.  During the Noncompete Period:

                 (a) The Sellers and the Shareholders shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of the Sellers or any name similar thereto without the prior written consent of the Purchaser, except that the Shareholders may continue to use the corporate name "ASGI" and "Nauta, Inc." in connection with the dissolution and winding-up of the Sellers' operations after the date of this Agreement; and

                 (b) The Sellers and the Shareholders shall hold in confidence all Confidential Information and shall not disclose, publish or make use of Confidential Information without the prior written consent of the Purchaser, except (i) any information or document required to be disclosed by law or (ii) information that becomes public knowledge through means other than an act of either the Sellers or the Shareholders.

2.5      NON-COMPETITION.

                 (a) Coverage. The Sellers and the Shareholders each hereby acknowledge that the Purchaser conducts Purchaser Activities throughout the Territory, and acknowledges that to protect adequately the interest of Purchaser in the practice of the RF-ID Technology after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Purchaser Activities and the entire Territory.

                 (b) Covenant. During the applicable Noncompete Period, the Sellers and the Shareholders shall not in any manner (other than as an employee of or a consultant to the Purchaser or any affiliate of Purchaser), directly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Purchaser Activities in the Territory. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit the Sellers or a Shareholder from owning (i) not more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system or (ii) shares of stock of Access Control Technologies, Inc.

2.6      NONSOLICITATION OF EMPLOYEES AND CUSTOMERS.  During the
Nonsolicitation Period, the Sellers and the Shareholders shall not in any manner (other than as an employee of or a consultant to the Purchaser or any affiliate of the Purchaser), directly or by assisting others:

                 (a) solicit or attempt to solicit, any business from any customers of the Purchaser, including actively through prospective customers, for purposes of providing products or services that are competitive with the Purchaser Activities; or





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                 (b)      recruit or hire away or attempt to recruit or hire
         away, on his behalf or on behalf of any other person, firm or corporation, any employee of the Purchaser, for purposes of providing products or services that are competitive with the Purchaser Activities.

For the purposes of this section, a person shall be considered an employee at the time of solicitation or recruitment if they were an employee of the Purchaser or one of its affiliates during the 45 day period prior to such solicitation or recruitment.

2.7 ACKNOWLEDGMENT. The Sellers, the Shareholders and the Purchaser each acknowledge and agree that the covenants set forth in Sections 2.3, 2.4, 2.5 and 2.6 are reasonable as to time, scope and territory given the Purchaser's need to protect its Trade Secrets, Confidential Information and its substantial investment in its customer base, particularly given (i) the complexity and competitive nature of the Purchaser's business and (ii) that each Shareholder has sufficient skills to find alternative, commensurate employment or consulting work that would not violate Sections 2.3, 2.4, 2.5 or 2.6.

2.8 FURTHER ASSURANCES. Each party hereto from time to time hereafter at any other party's request and without further consideration shall execute and deliver to such other party such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to this Agreement as shall be reasonably requested to transfer, convey and assign more effectively the RF-ID Technology Assets to the Purchaser, the costs of which shall be paid by the requesting party.

2.9 RESTRICTIONS ON TRANSFERABILITY OF AXSI SHARES. Subject to the terms of Article 3.1.16(b), the Sellers hereby agree not to sell, transfer or otherwise encumber any of the AXSI Shares until the first anniversary of the Closing. After the first anniversary of the Closing, the Sellers shall, at their option, be permitted to sell 100,000 shares of the AXSI Shares and an additional 100,000 shares of AXSI Shares after each of the second through fourth anniversary dates of the Closing. Notwithstanding the foregoing, nothing herein shall prevent (i) the Sellers from distributing the AXSI Shares to the Shareholders or (ii) the Shareholders from distributing the AXSI Shares to family members to either satisfy existing obligations to such family members or for estate planning purposes or (iii) the Sellers from distributing the AXSI Shares to certain creditors approved in writing by the Purchaser. Upon the written request of the Sellers or the Shareholders following the Closing, the Purchaser shall use its reasonable best efforts to cause its transfer agent to collect and distribute replacement stock certificates to each transferee according to the written instructions of Sellers or any Shareholder so long as the transfers contemplated by such instructions are permitted under applicable law.

2.10 AVAILABILITY OF RULE 144. The Purchaser shall take all commercially reasonable steps to file future reports with the Securities and Exchange Commission on a timely basis and otherwise satisfy the prerequisites to permit the Sellers to utilize Rule 144 with respect to the AXSI Shares when otherwise permitted to sell in accordance with Article 2.9 of this Agreement.

2.11 DEFAULT ON CONTINGENT PAYMENTS. If Purchaser fails to make a contingent payment when due and such failure shall have remained unremedied for a period of ten (10) business days or more after the date on which Purchaser receives a default notice from the Sellers or any Shareholder, then (i) the Sellers shall receive a non-exclusive license to practice the RF-ID Technology,
(ii) the Employment Agreements and Noncompete, Nonsolicitation and Confidentiality Agreements, except for the confidentiality provisions of such agreements, shall be null and void and of no further force or effect, (iii) the restrictions set forth in Article 2.9 of this Agreement shall no longer apply and (iv) the Purchaser will grant the Sellers the right to purchase RF-ID Technology products from the Purchaser's suppliers. Nothing in this Article 2.11 shall relieve Purchaser of its obligations to make the contingent payments.

                         REPRESENTATIONS AND WARRANTIES
                                     OF THE
                          SELLERS AND THE SHAREHOLDERS

3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SHAREHOLDERS. The Sellers and the Shareholders, jointly and severally, hereby represent, warrant, covenant and agree to and with the Purchaser as follows (the "Representations and Warranties"):

         3.1.1 INCORPORATION AND QUALIFICATION. The Sellers are duly organized, validly existing and in good standing under the laws of the State of Delaware. The Sellers have the corporate power to own and lease its properties and to carry on their business as and where such business is now conducted. Each Seller is duly licensed, qualified or domesticated as a foreign corporation in the jurisdictions disclosed on Schedule 3.1.1, which are all jurisdictions where the character of the property owned by them or the nature of the business transacted by them makes such license, qualification or domestication necessary, except where the lack of qualification would not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an act, omission or a circumstance of any kind whatsoever that has a material and adverse effect on the business, financial condition, operations, results of operations or future prospects of the Sellers.

         3.1.2 EXECUTION AND ENFORCEABILITY. The Sellers have full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by the Sellers in connection herewith. The execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents have been duly authorized by the board of directors of the Sellers and the Shareholders. This Agreement has been duly and validly executed and delivered by the Sellers and the Shareholders and constitutes a valid and binding obligation of the Sellers and the Shareholders enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.1.3   ABSENCE OF RESTRICTIONS AND CONFLICTS.  Except as disclosed on
         Schedule 3.1.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Sellers, (b) any judgment, decree or order of any court or governmental authority or agency to which the Sellers or any Shareholder is a party or by which any Shareholder or any of his respective properties is bound, (c) any federal, state, county or local statute, law, rule or regulation applicable to the Sellers or the Shareholders, or (d) any instrument, contract or other agreement to which the Sellers or any Shareholder is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties.

         3.1.4 CONSENTS AND APPROVALS. To the knowledge of the Sellers and the Shareholders, no filing with, and no permit, authorization, consent or approval of any governmental authority or any other person is necessary for the consummation by the Sellers or the Shareholders of the transactions contemplated by this Agreement, including, without limitation, any actions or notices that must be filed by any party to this Agreement pursuant to the bulk sales laws of the State of Virginia.

         3.1.5 LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.1.5, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Sellers or the Shareholders, threatened against, relating to or involving the Shareholders or the Sellers before any court, arbitrator or administrative or governmental body. No inquiry, action, or proceeding has been asserted, instituted or, to the best knowledge of the Sellers and the Shareholders, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the knowledge of the Sellers and the Shareholders, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a Material Adverse Effect on the business, operations, or financial condition of the Sellers or result in a material liability of the Sellers. The Sellers are not and have not been in violation of any applicable local, state or federal law, ordinance, regulation, order or decree or any other requirement of any governmental body, agency, authority or court other than a violation which would reasonably not be expected to have a Material Adverse Effect on the Sellers. The Sellers have all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business.

         3.1.6   OWNERSHIP OF ASSETS AND RELATED MATTERS.

                 (a) Leases. Schedule 3.1.6(a) of this Agreement sets forth a true, correct and complete list of all leases and agreements granting the Sellers possession of or rights to personal property which provide for lease payments by the Sellers relating to the RF-ID Technology (the "Personal Property Leases"). The Sellers have heretofore delivered to the Purchaser correct and complete copies of all of the Personal Property Leases. All of the Personal Property Leases are valid and enforceable in accordance with their respective terms with respect to the Sellers and, to the knowledge of the Sellers and the Shareholders, each other party thereto (except as enforcement may be limited by principles of equity, including reasonableness, fair dealing and limitations on self-help), and there are no existing defaults (or events or conditions which, with or without notice or lapse of time or both would constitute a default) of the Sellers or, to the knowledge of the Sellers and the Shareholders, of any of the other parties thereto with respect to any Personal Property Leases. The Sellers have peaceful and undisturbed physical possession of all equipment and other assets which are covered by the Personal Property Leases.

                 (b) Assets. Except for the Personal Property Leases listed on Schedule 3.1.6(b), attached as Schedule 3.1.6(b) of this Agreement is a true, correct and complete list of the RF-ID Technology Assets of the Sellers as of the date hereof. Except as disclosed in
         Schedule 3.1.6(b) of this Agreement and except for personal property leased pursuant to the Personal Property Leases, the Sellers has valid title to, and physical possession of, the RF-ID Assets, real and personal, moveable and immovable, tangible and intangible, which is reflected on Schedule 3.1.6(b), free and clear of any and all claims, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

                 (c)      No Third Party Options.  Except as disclosed on
         Schedule 3.1.6(c), there are no existing agreements, options, commitments or rights with, of or to any person to acquire all or any portion of the RF-ID Technology Assets, properties or rights of the Sellers or any interest therein.

                 (d) Condition of Certain Assets. Except as otherwise disclosed in Schedule 3.1.6(d) of this Agreement, the machinery, equipment and other tangible property owned or leased by the Sellers which makes up the RF-ID Technology Assets are in good operating condition and good state of repair, subject to ordinary wear and tear.

                 (e)      Third Party Leases.  Except as otherwise disclosed in
         Schedule 3.1.6(e) hereto, there are no leases, subleases, licenses, concessions, options or other agreements, written or oral, under which the Sellers have granted to any other party or parties the right of use of any portion of the RF-ID Technology Assets.

         3.1.7 ABSENCE OF CERTAIN CHANGES. Except as set forth and fully disclosed on Schedule 3.1.7 of this Agreement, since December 31, 1997, the business of the Sellers has been operated only in the usual and ordinary course of business and there has not been: (a) any Material Adverse Effect in the financial condition, business, prospects, or results of operations of the Sellers; (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or business prospects of the Sellers; (c) any increase in the fixed compensation payable or to become payable by the Sellers to any officer, key employee or agent of the Sellers, or in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key employees or agents of the Sellers; (d) any loss of any customer or supplier representing greater than 5% of the last 12 months' sales; or (e) any material change in the operation of the business of the Sellers or any material transactions entered into, except changes and transactions occurring in the ordinary course of business and not specifically required to be disclosed pursuant to Clauses (a) - (e) of this Article 3.1.7. In addition, except as set forth and fully disclosed in Schedule 3.1.7 of this Agreement, since December 31, 1997, the Sellers have not: (i) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than in the ordinary course of its business; (ii) purchased, sold or transferred any asset except in the ordinary course of business; or (iii) been the subject of or experienced any strike or other work stoppage or concerted slow down or threat thereof, union election or attempted bargaining of employees.

         3.1.8   TAX RETURNS; TAXES.

                 (a) For purposes of this Agreement, "Tax" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof; and "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder.

                 (b) Except as disclosed on Schedule 3.1.8(b), the Sellers have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by the Sellers (whether or not shown on any Tax Return) which are due and payable have been paid or accrued. Except as set forth on
         Schedule 3.1.8(b) of this Agreement, the Sellers have not been the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 3.1.8(b) of this Agreement, no taxing authority in a jurisdiction where the Sellers do not file Tax Returns has claimed in writing that the Sellers are or may be subject to taxation by that jurisdiction.

                 (c) Except as disclosed on Schedule 3.1.8(c), the Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (d) Except as set forth on Schedule 3.1.8(d), there is no dispute or claim concerning any Tax liability of the Sellers on an individual or consolidated basis either (i) claimed or raised by any taxing authority in writing or (ii) as to which any Shareholder or any employee responsible for Tax matters of the Sellers have knowledge.
         Schedule 3.1.8(d) of this Agreement lists all Tax Returns filed with respect to the Sellers for taxable years ended 1995 through 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Sellers have delivered or made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sellers for taxable years ended 1995 through 1997.

                 (e) Except as set forth in Schedule 3.1.8(e) of this Agreement, the Sellers have not waived any statutes of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment of Taxes.

                 (f) The Sellers have not filed a consent under Section 341(f) of the Code.

         3.1.9 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.1.9 contains a true and complete list of (a) all patents, patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, copyrights, copyright registrations, and copyright applications ("Intellectual Property") owned by the Sellers in connection with the RF-ID Technology Business presently conducted or as presently proposed to be conducted, (b) all licenses or other agreements giving the Sellers rights in Intellectual Property of third parties in connection with the Sellers' business as presently conducted or as presently proposed to be conducted (except commercial software for use on personal computers), and (c) all licenses or other agreements giving to third parties rights in the Intellectual Property listed on
         Schedule 3.1.9. Except as set forth on Schedule 3.1.9 of this Agreement, the Sellers have good and marketable title, free and clear of any liens or other encumbrances, to, or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property and all computer software, software programs, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights in connection with the RF-ID Technology Business as presently conducted or as presently proposed to be conducted (hereinafter, collectively, "Proprietary Rights"). Each item of Intellectual Property or potential Intellectual Property owned by the Sellers and listed on
         Schedule 3.1.9 has been, to the extent indicated in Schedule 3.1.9, duly registered with, filed in, or issued by the United States Patent and Trademark Office, the United States Copyright Office or such other domestic or foreign government entity as indicated on Schedule 3.1.9, and such registrations, filings and issuances remain in full force and effect as of the date of this Agreement. To the knowledge of Sellers, there is no actual or potential issue or questions as to the validity, enforceability or other infirmity of the Intellectual Property owned by Sellers. Except as set forth on Schedule 3.1.9, to the knowledge of the Sellers and Shareholders, the operations of the RF-ID Technology Business by the Sellers, including but not limited to use of patents, trademarks, trade names, service marks and copyrighted material and to products, processes, services, methods, substances, parts or other materials currently made, sold or used by or contemplated to be made, sold or used by the Sellers in connection with the operation of the RF-ID Business, do not conflict with or infringe upon any Proprietary Rights of any third party. Except as set forth on Schedule 3.1.9, the Sellers have not granted to any third parties exclusive licenses or options to obtain exclusive licenses under any of the Intellectual Property owned by the Sellers listed on
         Schedule 3.1.9. Except as set forth on Schedule 3.1.9, the Sellers have given no indemnification in connection with any patent, trademark, copyright or other Proprietary Right as to any product made, used or sold by any third party. Except as set forth on
         Schedule 3.1.9, there are no pending or, to the knowledge of the Sellers and the Shareholders, threatened claims, proceedings or actions against the Sellers or any of its licensors that could have a Material Adverse Effect on the Sellers' Proprietary Rights or that could limit the Sellers' right to use any patent, trademark, trade name, service mark or copyrighted material or to make, have made, sell or use any product, process, service, method, substance, part, or other material in connection with its business. Except as set forth on Schedule 3.1.9, there is no infringement by or claim of infringement against any third party of any Proprietary Rights of the Sellers which could be likely to have a Material Adverse Effect on the Sellers' RF-ID Technology Business, operations, condition (financial or otherwise), or assets.

         3.1.10 YEAR 2000 COMPLIANCE. The Sellers have reviewed the RF-ID Technology with a view to assessing whether it will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to any significant risk that computer hardware, software or any equipment containing embedded microchips used in the RF-ID Technology Business will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000. The Sellers have taken all action necessary to assure that there will be no Material Adverse Effect to the RF-ID Technology by reason of the
         advent of the year 2000.   The Sellers represent and warrant that the
         RF-ID Technology is and shall remain century compliant. "Century Compliant" means that the RF-ID Technology is capable and will remain capable of providing accurate results using data having date ranges spanning the twentieth (20th) and twenty first (21st) centuries (the Y2K Period). Without limiting the generality of the foregoing, the Sellers represent and warrant that the RF-ID Technology can currently and shall, during the Y2K Period, continue to (a) manage and manipulate data involving all dates within the Y2K Period (including the fact that the year 2000 is a leap year) without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates within the Y2K Period without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates within the Y2K Period;

         and (d) store all core application data in a format that includes indications of the millennium, century, and decade as well as the actual year. This representation and warranty of the Sellers shall not be applicable in the event the RF-ID Technology is integrated with any other system to the extent that noncompliance or inconsistency with the Y2K operational representations made in this Article result from functionality wholly resident without the system integrated with the RF-ID Technology.

         3.1.11  CONTRACTS AND COMMITMENTS.

                 (a) For purposes of this Agreement, "Contract" means any contract, agreement, promissory note, debt instrument, lease, license, commitment, arrangement, undertaking or understanding to which the Sellers are a party or bound or to which it or its property is subject, whether written or oral and including each and every amendment, modification or supplement to any of them. Except for Contracts listed on another Schedule to this Agreement, each Assumed Contract is listed on Schedule 3.1.11(a) of this Agreement, other than contracts, agreements, commitments, arrangements, undertakings or understandings:

                 (i) for the purchase or rental of materials and supplies by the Sellers entered into in the ordinary and usual course of business which do not individually exceed $5,000 (treating each purchase order as a separate agreement) and which are reasonably expected to be fully performed within six months of their respective dates; or

                 (ii) for the purchase of services by the Sellers entered into in the ordinary and usual course of business which do not individually involve an amount in excess of $5,000 and which are reasonably expected to be fully performed within six months of their respective dates.

                 (b) Except as set forth on Schedule 3.1.11(b), the Sellers have not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of the Sellers), in the ordinary course of business or otherwise, (i) any shareholder of the Sellers or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Sellers or Shareholder. Except as set forth on Schedule 3.1.11(b), the Sellers do not owe any amount to, or have any contract with or commitment to, its Shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Sellers.

                 (c) Except as set forth on Schedule 3.1.11(c), all of the Contracts are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally. Neither the Sellers nor the Shareholders have any knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Contract, and to the knowledge of the Sellers and the Shareholders no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Sellers or any other party thereto. The Sellers have duly complied with all material provisions of every Contract to which it is a party and is not in default as to any such Contract. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by the Sellers under any Contract, except for Contracts the default of which would not have a Material Adverse Effect on the financial condition of the Sellers. The Sellers have not waived any material right under any Contract. Except as set forth on Schedule 3.1.11(c), the Sellers have not guaranteed any obligations of any other person.

         3.1.12 BROKERS' AND FINDERS' FEES. Except for Kabot and Associates, neither the Sellers nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         3.1.13 NONDISCLOSED PAYMENTS. Neither the Sellers nor any of its officers or directors, nor anyone acting on behalf of it, have made or received any material payments not correctly categorized and fully disclosed in the books and records of the Sellers in connection with or in any way relating to or affecting the RF-ID Technology Business.

         3.1.14 RELATED PARTY TRANSACTIONS. Schedule 3.1.14 of this Agreement sets forth every business relationship (other than normal employment relationships with employees other than officers, directors, Shareholders, and Affiliates (as defined below) or members of their families), between the Sellers on the one hand, and any of the Sellers officers, directors, employees and Affiliates, Shareholders, or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), including a complete and accurate description of the compensation, benefits, expense reimbursement and other arrangements between the Sellers and any such person or entity. Except as set forth in Schedule 3.1.14, none of such parties (other than the Sellers) own any assets which are used in the Sellers' business, or is engaged in any business which competes with the Sellers' business. As used herein, an ''Affiliate" shall mean any person or entity which controls the Sellers, which the Sellers control, or which is under common control with the Sellers. For purposes of the preceding sentence, the term "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity by voting securities, contract or otherwise.

         3.1.15 CERTAIN CONSENTS. To the best of Sellers' knowledge, there are no consents, waivers or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.1.16 REPRESENTATIONS AND UNDERSTANDINGS OF THE SHAREHOLDERS AND THE SELLERS. Each Shareholder and Seller represents and warrants the following:

                 (a) Information Regarding the Purchaser. The Purchaser has delivered to each Shareholder and Sellers a true and complete copy of (i) Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1997, (ii) Purchaser's definitive proxy statement relating to its 1998 annual shareholders meeting and (iii) all other filings (other than preliminary registration and proxy statements) made by the Purchaser with the Securities and Exchange Commission between December 1, 1997 and the date hereof (collectively, the "SEC Documents"). In addition to the SEC Documents, the Purchaser has provided each Shareholder and Sellers with opportunities to become familiar with the business, financial condition, management, prospects and operations of the Purchaser, including reasonable opportunities to ask questions of, receive answers from and obtain information regarding the Purchaser and its business which is material to each Shareholder's and Sellers' investment decision.

                 (b) Shares Not Registered; Indefinite Holding. Each Shareholder has been advised by the Purchaser, and understand, that:
         (i) each Shareholder and Seller must bear the economic risk of an investment in the AXSI Shares for an indefinite period of time because the AXSI Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws; and (ii) the Purchaser is under no obligation to register the AXSI Shares under such laws. As a result, the AXSI Shares must be held by the Sellers and the Shareholders until they are subsequently registered under applicable securities laws, or an exemption from such registration is available for the transfer of the AXSI Shares. Accordingly, except as permitted by Article 2.9 of this Agreement, each Shareholder and Seller agree not to offer, sell, pledge, hypothecate or otherwise transfer or dispose of any of the AXSI Shares in the absence of an effective registration statement under the Securities Act and applicable state securities laws covering such disposition, or an opinion of counsel, satisfactory to the Purchaser and its counsel, to the effect that such registration is not required in respect of such transfer or disposition. Each Shareholder and Seller represent that the AXSI Shares are being acquired solely for each of the Shareholder's and Seller's own account for investment and not with a view toward, or for resale in connection with, any "distribution" (as that term is used in the Securities Act and the Rules and Regulations thereunder) of all or any portion thereof. Because the AXSI Shares have not been registered under applicable securities laws, each Shareholder and Seller hereby acknowledges that the AXSI Shares cannot be readily sold and, accordingly, the Shareholders may not be able to sell or dispose of the AXSI Shares for an indefinite period of time.

                 (c) Legends on Certificates. Each Shareholder and Seller further understand that the certificates for the AXSI Shares shall bear legends in substantially the following form:

                 These securities represented hereby have not been registered under the Securities Act of 1933, or applicable state securities laws, nor the securities laws of any other jurisdiction. They may not be sold or transferred in the absence of an effective registration statement under those securities laws or pursuant to an exemption therefrom.

                 (d) "Private Offering" Exemption; Reliance on Representations. The Sellers and the Shareholders understand that the offer and sale of the AXSI Shares are not being registered under the Securities Act or applicable state securities laws in reliance on the so-called "private offering" exemption provided by Section 4(2) of the Securities Act and/or Regulation D promulgated pursuant to the Securities Act, and similar exemptions under applicable state securities laws, and that the Purchaser is basing its reliance on that exemption in part on the representations, warranties, statements and agreements contained herein.

         3.1.17 REPRESENTATIONS AND WARRANTIES TRUE. No representation or warranty of the Sellers or any Shareholder contained in this Agreement, the disclosure schedules or any other agreement, instrument, certificate or other writing delivered by or on behalf of any Shareholder or the Sellers pursuant to this Agreement or any other agreement or in connection with the transactions contemplated herein or therein contains any untrue statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. To the Sellers' and the Shareholders' knowledge, there is no fact which adversely affects, or in the future may adversely affect, the assets, properties affairs, results of operations, condition (financial or otherwise), or prospects of the RF-ID Technology Business which has not been or is not disclosed in the Agreement, the disclosure schedules or in any other instruments, certificates, agreements or writing furnished to the Purchaser by or on behalf of the Shareholders or the Sellers pursuant to this Agreement or otherwise in connection with this Agreement.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                     OF THE
                                   PURCHASER

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents, warrants, covenants and agrees to and with the Sellers and the Shareholders as follows:

         4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction where the conduct of its business so requires, except where the failure to so qualify would not have a Material Adverse Effect on the Sellers' business, financial condition or results of operations taken as a whole.

         4.2 CERTAIN PROCEEDINGS. There is no pending action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.

         4.3 BROKERS AND FINDERS FEES. Neither Purchaser nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         4.4 EXECUTION AND ENFORCEABILITY. The Purchaser has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by the Purchaser in connection herewith. The execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents have been duly authorized by the board of directors of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.5 ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Purchaser, (b) any judgment, decree or order of any court or governmental authority or agency to which the Purchaser is a party or by which the Purchaser or any of his respective properties is bound, (c) any federal, state, county or local statute, law, rule or regulation applicable to the Purchaser, or
         (d) any instrument, contract or other agreement to which the Purchaser is a party, or by which it or any of its respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties.

         4.6 AXSI SHARES. At the time of issuance and any exchanges or transfers permitted by Article 2.9 of this Agreement, the AXSI Shares to be delivered to the Sellers pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable, free of any liens or encumbrances, and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate of Incorporation or Bylaws of Purchaser or any contract or arrangement. The AXSI Shares will be issued in compliance with all applicable federal and state securities laws. The Purchaser has all requisite corporate authority to issue the AXSI Shares to the Sellers.

         4.7 CERTAIN CONSENTS. To the best of the Purchaser's knowledge, there are no consents, waivers or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.8 NASDAQ LISTING. The Purchaser's common stock is currently listed on the Nasdaq SmallCap Market and the Purchaser is currently in compliance with the listing requirements of the Nasdaq SmallCap Market which are applicable to the Purchaser.

         4.9 CAPITAL RESOURCES. The Purchaser will continue to seek working capital resources to satisfy its working capital requirements. However, there can be no assurances and the Purchaser is not making any representations or warranties, that the Purchaser will be successful in securing any such funding on terms satisfactory to the Company, or any terms.

                                   ARTICLE V.
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

5. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. All obligations of the Purchaser hereunder to consummate the transactions contemplated herein at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing by the Sellers and the Shareholders, any or all of which may be waived in whole or in part by the Purchaser, provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

         5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers and the Shareholders contained in this Agreement, any other agreement and in the Schedules to this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again at and as of the date of the Closing and shall be true and correct in all material respects at and as of such time.

         5.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. The Sellers and each of the Shareholders shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the date of the Closing.

         5.3 CERTIFICATE OF THE SELLERS' PRESIDENT. The President of the Sellers shall have delivered to the Purchaser a certificate executed by the President, dated the date of the Closing, certifying in such detail as Purchaser may reasonably request as to (a) the fulfillment and satisfaction of the conditions specified in this Section 5 and (b) the absence of any Material Adverse Effect in the business, assets, properties, liabilities, results of operations, condition (financial or otherwise), cash flows or prospects of the Sellers prior to the Closing.

         5.4 RESOLUTIONS. The Purchaser shall have received duly adopted resolutions of the Board of Directors and the Shareholders of the Sellers, certified by the Secretary of each Seller, as of the date of the Closing, authorizing and approving the execution hereof and all other documents executed by it and the taking of any and all other actions necessary to enable the Sellers to comply with the terms of this Agreement.

         5.5 GOVERNMENT CONSENTS. The Sellers, the Shareholders and the Purchaser shall have received all authorizations, consents and approvals of any government necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any government shall have been given and all applicable waiting periods shall have expired.

         5.6 OTHER CONSENTS. The Purchaser shall have received all authorizations and consents which are to the Purchaser's reasonable satisfaction and are necessary to convey the RF-ID Technology Assets to the Purchaser.

         5.7 NO INCONSISTENT REQUIREMENTS. No action shall have been instituted by any government or other person (i) against a party hereto to restrain or prohibit the consummation of the transactions herein or (ii) which could reasonably be expected to have a Material Adverse Effect on the business, assets, properties, liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Sellers, in the aggregate.

         5.8 DUE DILIGENCE. The Purchaser and its representatives shall have completed their due diligence review of the Sellers' books, records, governmental filings, agreements, plans and other matters relating to the Sellers' business, properties, assets, liabilities and affairs, and shall be reasonably satisfied with the results thereof.

         5.9 ARTICLES OF INCORPORATION AND GOOD STANDING CERTIFICATES. Purchaser shall have received a certified copy of the Sellers' Certificates of Incorporation (including all amendments) from the Delaware Secretary of State and a good standing and tax clearance certificate from the State of Delaware and any other state the Sellers is qualified to do business in as a foreign corporation.

         5.10 RELEASES. Purchaser shall have received releases from Kabot and Associates and any other party currently indebted to Sellers if requested by Purchaser, each in the form of Exhibit "B" attached to this Agreement.

         5.11 PATENT ASSIGNMENT. Purchaser shall have received a patent assignment(s) from Sellers or the Shareholders, or both, in the form of Exhibit "C" attached to this Agreement.

         5.12 EMPLOYMENT AGREEMENT. The Shareholders shall have each executed and delivered the Employment Agreement in the form of Exhibit "D" attached to this Agreement.

         5.13    NONCOMPETE, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT.
         The Shareholders shall each have executed and delivered the Noncompete, Nonsolicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit "E" attached to this Agreement.

         5.14 BILL OF SALE AND ASSIGNMENT. The Sellers shall have executed and delivered the Bill of Sale and Assignment in substantially the form attached hereto as Exhibit "F" attached to this Agreement.

                                  ARTICLE VI.
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

6. CONDITIONS TO OBLIGATIONS OF THE SELLERS. All obligations of the Sellers and the Shareholders hereunder to consummate the transactions contemplated herein at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing by the Purchaser, any or all of which may be waived in whole or in part by the Sellers, provided that no such waiver shall be effective unless it is set forth in a writing executed by the Sellers.

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date when made and shall be deemed to be made again at and as of the date of the Closing and shall be true and correct in all material respects at and as of such time.

         6.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Purchaser shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the date of the Closing.

         6.3 CERTIFICATES OF PURCHASER. Purchaser shall have delivered to the Sellers a certificate executed by one of their respective officers, dated the date of the Closing, certifying in such detail as the Sellers may reasonably request as to the fulfillment and satisfaction of the conditions specified in Articles 6.1 and 6.2.

         6.4 RESOLUTIONS. Purchaser shall have delivered to the Sellers duly adopted resolutions of the Board of Directors of Purchaser, certified by the Secretary or an Assistant Secretary of Purchaser as of the date of the Closing, authorizing and approving the execution of this Agreement and all other actions necessary to enable Purchaser to consummate the transactions contemplated by this Agreement.

         6.5 ARTICLES OF INCORPORATION AND GOOD STANDING CERTIFICATES. The Sellers shall have received a certified copy of the Purchaser's Certificate of Incorporation (including all amendments) from the Delaware Secretary of State and a good standing certificate from the State of Delaware.

         6.6 EMPLOYMENT AGREEMENT. Purchaser shall have executed and delivered the Employment Agreement in substantially the form attached hereto as Exhibit "D."

         6.7 NONCOMPETE, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT. The Purchaser shall have executed and delivered the Noncompete, Nonsolicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit "E."

         6.8 BILL OF SALE AND ASSIGNMENT. The Purchaser shall have executed and delivered the Bill of Sale and Assignment in substantially the form attached hereto as Exhibit "F" attached to this Agreement.

                                  ARTICLE VII.
                                INDEMNIFICATION

         7.1 INDEMNIFICATION OBLIGATIONS. From and after the date hereof, and subject to the limitations and conditions set out herein, the Shareholders and the Sellers shall indemnify and hold harmless the Purchaser, its subsidiaries and affiliates, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) by reason of, or arising out of:

                 (a) any breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking made by any Shareholder or the Sellers in this Agreement or in any other agreement or certificate delivered by any Shareholder or the Sellers to the Purchaser in connection with the matters contemplated hereby or pursuant to the provisions hereof;

                 (b) all liabilities and obligations of, or claims, demands or actions against, the Purchaser or the RF-ID Technology Assets of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, existing as of the date hereof, which are not disclosed in this Agreement or the Schedules to this Agreement, including, without limitation:
(i) any tax liabilities (to the extent not so reflected or reserved against) accrued in respect of, or measured by the Sellers' income for any period or portion of a period prior to the date hereof or arising out of transactions entered into or any state of facts existing prior to such date; and (ii) any claims or liabilities arising out of any act or omission of the Sellers or any of its agents or employees or any claims or liabilities with respect to defective, or allegedly defective, goods or services; and

                 (c) all liabilities or obligations of, or any claims, demands or actions against, the Purchaser or the RF-ID Technology Assets of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, arising out of the conduct of the Sellers' business (ASGI, Inc. and Nauta, Inc.) after the date hereof. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         7.2     INDEMNIFICATION PROCEDURES.

                 (a) Promptly after receipt by a Purchaser Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Purchaser Indemnified Party shall notify the Sellers and the Shareholders of such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Shareholders and the Sellers shall relieve the Shareholders and the Sellers from liability which the Shareholders and the Sellers may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Shareholders and the Sellers results in the forfeiture by or prejudice to the Shareholders and the Sellers of rights and defenses otherwise available to the Shareholders and the Sellers with respect to such claim. The Shareholders and the Sellers shall each have the right, upon written notice to the Purchaser Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Purchaser Indemnified Party and the payment of the fees and disbursements of such counsel, unless the Purchaser Indemnified Party shall have been advised by counsel that representation of the Purchaser Indemnified Party and the Shareholders and the Sellers by the same counsel would be inappropriate due to differing interests. In the event, however, that the Shareholders and the Sellers decline or fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Purchaser Indemnified Party, in either case within ten (10) business days of receiving notice of a claim against the Purchaser Indemnified Party, or in the event that counsel to the Purchaser Indemnified Party shall have advised it that representation by the Shareholders' and the Sellers' counsel is inappropriate then such Purchaser Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Shareholders and the Sellers shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Shareholders and the Sellers shall not be required to pay the fees and disbursements of more than one counsel for all Purchaser Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Purchaser Indemnified Party or the Shareholders and the Sellers, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Shareholders and the Sellers or the Purchaser Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and such other party shall cooperate in good faith with the Shareholders and the Sellers or the Purchaser Indemnified Party, as the case may be, with respect to the defense of any such action. Notwithstanding the terms of this Section 7.2, the Sellers or the Shareholders may pursue any claim against a third party with respect to which indemnification is being sought hereunder, if the Sellers or the Shareholders first pays to the Purchaser the full amount of the claim for Purchaser Losses asserted by the Purchaser.

                 (b) No Purchaser Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of Shareholder, unless such settlement, compromise or consent includes an unconditional release of the Sellers and each Shareholder from all liability arising out of such claim or unless the Sellers and each Shareholder has failed to assume the defense of the action or proceeding. Neither the Sellers or any Shareholder may, without the prior written consent of the Purchaser Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Purchaser Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Purchaser Indemnified Party or any of the Purchaser Indemnified Party's respective affiliates.

         7.3     PAYMENT.  Subject only to the $20,000 threshold set forth in
Section 7.4 below, the Purchaser may proceed against the Purchase Price to satisfy any claims for Purchaser Losses prior to the first anniversary of the Closing, including any claims which are asserted before the first anniversary of the Closing, but not resolved prior to that date; provided, however, that a promissory note in an amount not to exceed $85,000, which Sellers intend to assign to the Juliet E. Briggs Trust, the successor-in-interest by assignment from Mortgage One Financial Centers, Inc. in satisfaction of certain obligations of the Sellers to such party shall not be available to the Purchaser to satisfy claims for Purchaser Losses. From and after the first anniversary of the Closing, however, the Purchaser may only satisfy claims for Purchaser Losses by reducing the balance of the contingent payments, unless the` Sellers or the Shareholders object to such claims in the manner provided in this Agreement. After the third anniversary of the Closing Date, Purchaser may only proceed against the Shareholders and the Sellers for any claim for Purchaser Losses relating to the representations and warranties set forth in Sections 3.1.8, 3.1.9, 3.1.10 and 3.1.11 of this Agreement if the balance of the contingent payments which are due the Sellers are insufficient to satisfy Purchaser Losses for those claims. If the Sellers or any Shareholder objects to any claim made by the Purchaser under this Agreement, the matter shall be resolved by arbitration in accordance with the terms of this Agreement, as the case may be.

         7.4 LIMITATION OF INDEMNIFICATION. The indemnification by the Shareholders and the Sellers and their respective liabilities under this Agreement shall be limited as follows: (i) the Purchaser shall not be entitled to any payment from the Shareholders or the Sellers under the indemnification set forth in this Agreement unless and until the total claims for the Purchaser under the indemnification equal or exceed TWENTY THOUSAND DOLLARS ($20,000), at which point the Purchaser shall be entitled to claim for indemnification dollar-for-dollar for all such damages in excess of $20,000; and (ii) after the first anniversary date of the Closing Date, only the amount of any future contingent payments shall be available to satisfy claims for Purchaser Losses unless any such claim is asserted by Purchaser relating to a breach of the representations and warranties set forth in Sections 3.1.8, 3.1.9, 3.1.10 and
3.1.11 of this Agreement.

         7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants, agreements and indemnifications made by each of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the investigation heretofore or hereafter made by the Purchaser and the consummation of the transactions contemplated herein and shall continue in full force and effect for the period (the "Survival Period") beginning on the Closing Date and continuing and including the first business day after the expiration of three
(3) years from and after the Closing date; provided that, representations and warranties contained in Sections 3.1.8, 3.1.9, 3.1.10 and 3.1.11 shall survive for the period of the applicable statute of limitations. The survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period. Without limiting the generality of the foregoing, the Sellers and the Shareholders each specifically acknowledge that the representations, warranties, covenants and agreements set forth herein are not affected in any way by Purchaser's review of any of the Sellers' minute books, stock books or corporate records of any sort, by any prior discussions among Purchaser, the Sellers and the Shareholders or by any investigation heretofore or hereafter made by, or on behalf of, Purchaser.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

         8.1 NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Article hereunder pursuant to which it is given or being made, and shall be delivered personally or by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

         To Purchaser:                          AXCESS Inc.
                                                3208 Commander Drive
                                                Carrollton, Texas 75006
                                                Telecopy: 972.407.0814
                                                Attention: Harry S. Budow
                                                Telecopy: 972.407.0814
              with a copy to:
                                                Sayles & Lidji, A Professional
                                                  Corporation
                                                4400 Renaissance Tower
                                                1201 Elm Street
                                                Dallas, TX 75270
                                                Attention: Brian M. Lidji
                                                Telecopy: 214.939.8787

         To the Sellers and the Shareholders:

                                                ASGI, Inc.
                                                44880 Falcon Place, Suite 107
                                                Dulles, VA 20166
                                                Telecopy: 703.733.0466
              with a copy to:
                                                Jay Westermeier
                                                1920 N. Street Northwest
                                                Washington, D.C.

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or the intended recipient's refusal to accept delivery, if sent by personal delivery, registered, certified or express mail or courier delivery.

         8.2 ATTACHMENTS. All Annex(es), Schedules and Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         8.3 ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by any party of its respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and in the case of Purchaser, its successors and assigns and, in the case of the Sellers and the Shareholders, their respective heirs, beneficiaries and permitted assigns (as may be applicable), and any reference hereto shall also be a reference to a permitted successor or assign.

         8.4 NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         8.5 CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

         8.6 CONTROLLING LAW; INTEGRATION: AMENDMENT. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without reference to Texas choice of law rules and the parties hereto hereby agree. This Agreement (and the related written agreements to be entered into in connection with this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the Sellers, Purchaser and Shareholders.

         8.7 COUNTERPARTS. This Agreement may be executed in counterparts, including the signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         8.8 ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, their successors or permitted assigns and the Indemnified Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         8.9 WAIVER. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         8.10    ARBITRATION; LEGAL PROCEEDINGS.

                 (a) Except as provided in Article 2, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof or the transactions contemplated herein promptly by negotiation between the Shareholders and a representative of Purchaser and Sellers who has authority to settle the controversy. Either the Shareholder, Sellers or Purchaser may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and, in the case of Purchaser and Sellers, the name and title of the representative who will represent the Purchaser and the Sellers. Within ten (10) days of the delivery of the Notice of Dispute, the Shareholders and the executive representing Purchaser and the Sellers shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

                 (b) Except as provided in Article 2, any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Article 8.10, shall be settled by arbitration in accordance with the Commercial Arbitration Rules ("CAR") of the American Arbitration Association ("AAA"), by three arbitrators from the AAA panel of arbitrators. Either party may initiate arbitration twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (a) above. The three arbitrators shall be appointed as provided by the CAR, Selection of Arbitrators by the parties. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C.
         Section 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof, subject to the court's authority to modify or review the award as provided in the Act.

                 (c) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 8.10(c) shall not be a basis for challenging the award.

                 (d) Each party shall bear its own costs and pay one-half of the fees and expenses of the arbitrators.

         8.11 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

         8.12 INJUNCTIVE RELIEF. The parties to this Agreement hereby agree that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that any party, to the extent permitted by applicable law, shall be entitled to injunction relief in addition to any other remedy such party might have under this Agreement.

         8.13 SEVERABILITY. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Sellers or the Shareholders, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Shareholders or the Sellers. In this regard, the parties hereby agree that any judicial or arbitral authority construing Article 2 of this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement and to apply the provisions of Article 2 of this Agreement to the remaining portion of the Territory, the remaining business activities and the remaining time period not
so severed by such judicial or arbitral authority.   The time period during
which the prohibitions set forth in Sections 2.4, 2.5, 2.6 and 2.7 of this Agreement shall apply shall be tolled and suspended with respect to the Sellers and the Shareholders for a period equal to the aggregate quantity of time during which the Sellers and the Shareholders violate such prohibitions in any respect.


         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement.

AXCESS INC.                             ASGI, INC.



By: /s/                                 By: /s/
   ---------------------------------       -------------------------------------
   Harry S. Budow, President and CEO       Stephen L. Briggs, President and CEO



                                        NAUTA, INC.


                                        By: /s/
                                           -------------------------------------
                                           Stephen L. Briggs, President and CEO



                                        /s/
                                        -------------------------------------
                                        Stephen L. Briggs, Shareholder



                                        /s/
                                        ----------------------------------------
                                        Wayne E. Steeves, Shareholder



                                        /s/
                                        ----------------------------------------
                                        Charles William Martin, Jr., Shareholder